UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
March 2, 2006
Date of Report (Date of earliest event reported)
Spectrum Sciences & Software Holdings Corp.
(Exact name of registrant as specified in its charter)

Delaware	000-50373	90-0182158

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.

3130 Fairview Park Drive, Suite 400, Falls Church, Virginia	22042

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(703) 564-2967

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     See disclosure in Item 2.03 below, which is incorporated herein by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On March 2, 2006, Spectrum Sciences & Software Holdings Corp. (“Spectrum”) and its wholly-owned subsidiary, Horne Engineering Services, LLC (“Horne LLC”), entered into a Revolving Line of Credit Loan Agreement and Security Agreement, (the “Loan Agreement”), with Bank of America, N.A. (the “Lender”). Under the Loan Agreement, the Lender agrees to extend a revolving loan to Spectrum and Horne LLC (together, the “Borrowers”) in the maximum principal amount of $6 million. The Loan Agreement also provides for a $750,000 letter of credit sub-facility. The Borrowers’ obligations under the Loan Agreement shall bear interest at a fluctuating annual rate equal to the London Inter-Bank Offered Rate plus 2.5%, which shall be due and payable monthly. The entire unpaid principal amount plus any accrued but unpaid interest and all other amounts due under the Loan Agreement shall be due and payable in full on April 30, 2007. Upon an Event of Default (as defined in the Loan Agreement), the Lender may declare the entire unpaid principal amount plus any accrued but unpaid interest and all other amounts due under the Loan Agreement to be immediately due and payable. As security for the payment and performance of Borrowers’ obligations under the Loan Agreement, the Borrowers have granted the Lender a security interest in all of the Borrowers’ assets.
     The foregoing description of the Loan Agreement is qualified in its entirety by reference to the provisions of the Loan Agreement, which will be filed as an exhibit to Spectrum’s Form 10-K for the year ended December 31, 2005.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPECTRUM SCIENCES & SOFTWARE HOLDINGS CORP.
Date: March 7, 2006	By:	/s/ Michael Megless

Name: Michael Megless Title: Chief Financial Officer